Advanced Emissions Solutions Reports Third Quarter 2020 Results
Two RC transactions during the quarter; Company reached 15-Year activated carbon supply agreement with Cabot Corporation

GREENWOOD VILLAGE, Colorado, November 9, 2020 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the third quarter ended September 30, 2020, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights
•Tinuum distributions to ADES for the third quarter were $9.7 million compared to $18.7 million in the prior year
•Royalty earnings from Tinuum Group in the third quarter were $3.6 million compared to $4.4 million in the prior year
•RC Segment operating income in the third quarter was $12.8 million compared to $18.2 million in the prior year
•RC Segment Adjusted EBITDA in the third quarter was $13.1 million compared to $22.7 million in the prior year
•During July 2020, Tinuum completed two additional RC transactions
•Based on 21 invested RC facilities as of September 30, 2020, expected future net RC cash flows to ADES are projected to be between $90 million and $110 million through year end 2021
•During October 2020, Tinuum completed one additional RC transaction, potentially adding $5.0 million to $7.0 million in cash flows to ADES through year end 2021

Power Generation and Industrials ("PGI") Highlights
•Recognized third quarter segment revenue of $13.4 million compared to $14.0 million in the prior year
•Segment operating loss in the third quarter was $1.3 million compared to an operating loss of $1.0 million in the prior year
•Segment Adjusted EBITDA in the third quarter was $0.2 million, compared to a segment Adjusted EBITDA of $1.0 million in the prior year

ADES Consolidated Highlights

•Consolidated revenue was $19.5 million during the third quarter compared to $19.1 million in the prior year
•Consolidated net income was $5.0 million for the third quarter compared to net income of $3.9 million in 2019; pretax income was $5.8 million in the third quarter compared to $10.5 million in 2019
•Consolidated Adjusted EBITDA was $8.7 million, compared to $18.5 million in the prior year
•Made quarterly principal payment of $6.0 million on the Company's term loan, and reduced the principal balance to $22.0 million

•Ended the third quarter with a cash balance, inclusive of restricted cash, of $25.0 million, an increase of $7.9 million since December 31, 2019
•As previously announced, the Company has entered into a 15-year master supply agreement with Cabot to supply lignite activated carbon products, including powder activated carbon and granular activated carbon, for the treatment of water, air, food and beverages, pharmaceuticals and other liquids and gases. We expect our production to ramp up incrementally during a 4-5 quarter transition period, which when completed is expected to yield the following net impacts to our current operations:
◦Incremental annual revenue growth of 30% - 40%;
◦Incremental annual EBITDA growth of $10 million to $15 million; and
◦Diversified end markets will reduce our power generation exposure to less than 50% of product portfolio.

“In the midst of a difficult operating environment, we made substantial progress towards laying the foundation for the Company’s post-Refined Coal future," said Greg Marken, Interim CEO of ADES. “This work culminated in the previously announced 15-year supply agreement with Cabot Corporation at the end of the quarter, which is a critical step towards driving material incremental non-mercury volume and to better capture the low-cost manufacturing capabilities of our Red River plant. Over the past several quarters, we have discussed our expectations for market rebalancing, and we would not be surprised to see further industry rationalization. With our strong balance sheet and projected cash flows, we expect to be well-positioned to potentially capitalize on these opportunities as they arise and enhance our competitive offering in this market."
Marken continued, “Meanwhile, we remain committed to bolstering our cash flow profile and prioritizing our cash and liquidity positions. The Tinuum team secured tax-equity investors for two additional Refined Coal facilities in the third quarter as well as an additional transaction in October. We also reduced our other operating expenses by roughly 24% in the third quarter. As we enter the fourth quarter, we expect to see improvements within our PGI segment from the impacts of colder seasons and the Cabot supply agreement. However, as previously discussed, we expect that we will not begin to see the full impacts of the supply agreement to revenues, margins and our cost structure until 2021, as we work through a transition period within the agreement."

Third Quarter 2020 Results
Third quarter revenues and costs of revenues were $19.5 million and $15.0 million, respectively, compared with $19.1 million and $11.9 million in the third quarter of 2019. The increase in revenue was primarily the result of higher consumables revenue, partially offset by lower royalty income.
Third quarter royalty earnings from Tinuum Group were $3.6 million, compared to $4.4 million for the third quarter of 2019. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses. The lower royalty earnings in the third quarter were due to increased depreciation and lower rent payments to Tinuum which also impacted the Company's equity earnings. Royalty earnings are expected to be negatively impacted due to these changes in both 2020 and 2021.
Third quarter other operating expenses were $7.3 million compared to $9.6 million in the third quarter of 2019. The decrease was primarily driven by lower legal and professional fees and lower payroll expense.
Third quarter earnings from equity method investments were $9.5 million, compared to $14.4 million for the third quarter of 2019. The decrease in earnings from equity method investments during the third quarter was primarily due to lower earnings from Tinuum Group resulting from higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives during the third quarter of 2019 and due to Tinuum Group restructuring RC facility leases with its largest customer, which decreased net lease payments and equity earnings beginning in the three months ended September 30, 2019.
Third quarter interest expense was $0.9 million, compared to $1.7 million in the third quarter of 2019. The decrease in interest expense was primarily driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition.
Third quarter income tax expense was $0.9 million, compared to $6.6 million in the third quarter of 2019. The decrease in income tax expense was primarily driven by lower pretax income in 2020 compared to 2019 and an increase in the valuation allowance on deferred tax assets in 2019.
Third quarter net income was $5.0 million for the third quarter compared to $3.9 million in 2019. The increase in net income was driven by lower income tax expense in 2020 compared to 2019.

Third quarter consolidated adjusted EBITDA was $8.7 million compared to $18.5 million in 2019. The decrease in consolidated adjusted EBITDA was driven by lower earnings from equity method investments. See the note below on the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.

Long-Term Borrowings
As of September 30, 2020, the outstanding principal balance of the Company's senior term loan was $22.0 million. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019.

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, November 10, 2020. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at www.directeventreg.com/registration/event/3279504. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, expected revenue and EBITDA growth associated with the Cabot supply agreement, expectation of improved cost structure and plant utilization in the PGI segment, as well as our expectations on further industry rationalization. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, opportunities for additional sales of our lignite activated carbon products and end-market diversification, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; competition within the industries in which we operate; decreases in the production of RC; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$15,029	$12,080
Receivables, net	10,273	7,430
Receivables, related parties	3,626	4,246
Inventories, net	10,419	15,460
Prepaid expenses and other assets	16,888	7,832
Total current assets	56,235	47,048
Restricted cash, long-term	10,000	5,000
Property, plant and equipment, net of accumulated depreciation of $2,322 and $7,444, respectively	29,823	44,001
Intangible assets, net	2,134	4,169
Equity method investments	22,885	39,155
Deferred tax assets, net	3,371	14,095
Other long-term assets, net	31,206	20,331
Total Assets	$155,654	$173,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,530	$8,046
Accrued payroll and related liabilities	4,114	3,024
Current portion of long-term debt	24,360	23,932
Other current liabilities	4,102	4,311
Total current liabilities	40,106	39,313
Long-term debt, net of current portion	5,486	20,434
Other long-term liabilities	25,712	5,760
Total Liabilities	71,304	65,507
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,166,033 and 22,960,157 shares issued, and 18,547,887 and 18,362,624 shares outstanding at September 30, 2020 and December 31, 2019, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,597,533 shares as of September 30, 2020 and December 31, 2019, respectively	(47,692)	(47,533)
Additional paid-in capital	100,005	98,466
Retained earnings	32,014	57,336
Total stockholders’ equity	84,350	108,292
Total Liabilities and Stockholders’ Equity	$155,654	$173,799

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenues:
Consumables	$15,844	$14,748	$33,231	$41,243
License royalties, related party	3,627	4,385	9,986	12,796
Total revenues	19,471	19,133	43,217	54,039
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	15,013	11,939	33,920	38,339
Payroll and benefits	2,285	2,651	8,839	8,005
Legal and professional fees	1,321	2,907	4,386	7,105
General and administrative	1,900	1,984	6,693	5,894
Depreciation, amortization, depletion and accretion	1,777	2,043	5,807	4,902
Impairment of long-lived assets	—	—	26,103	—
Total operating expenses	22,296	21,524	85,748	64,245
Operating loss	(2,825)	(2,391)	(42,531)	(10,206)
Other income (expense):
Earnings from equity method investments	9,518	14,426	25,959	57,051
Interest expense	(881)	(1,729)	(3,053)	(5,820)
Other	17	212	208	342
Total other income	8,654	12,909	23,114	51,573
Income (loss) before income tax expense	5,829	10,518	(19,417)	41,367
Income tax expense	854	6,595	1,315	14,928
Net income (loss)	$4,975	$3,923	$(20,732)	$26,439
(Loss) earnings per common share:
Basic	$0.27	$0.22	$(1.15)	$1.45
Diluted	$0.27	$0.21	$(1.15)	$1.44
Weighted-average number of common shares outstanding:
Basic	18,093	18,112	18,014	18,184
Diluted	18,103	18,339	18,014	18,394

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(20,732)	$26,439
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax expense	10,724	10,634
Depreciation, amortization, depletion and accretion	5,807	4,902
Impairment of long-lived assets	26,103	—
Operating lease expense	3,130	2,371
Amortization of debt discount and debt issuance costs	1,064	1,324
Stock-based compensation expense	2,070	1,326
Earnings from equity method investments	(25,959)	(57,051)
Other non-cash items, net	45	697
Changes in operating assets and liabilities:
Receivables and related party receivables	(1,331)	2,685
Prepaid expenses and other assets	(9,056)	(440)
Inventories, net	4,688	4,566
Other long-term assets, net	(1,908)	(43)
Accounts payable	(1,123)	1,010
Accrued payroll and related liabilities	1,089	(4,386)
Other current liabilities	(220)	(278)
Operating lease liabilities	(1,678)	(2,435)
Other long-term liabilities	(23)	(529)
Distributions from equity method investees, return on investment	42,228	56,806
Net cash provided by operating activities	34,918	47,598
Cash flows from investing activities
Acquisition of business	—	(661)
Acquisition of property, plant, equipment, and intangible assets, net	(4,879)	(6,430)
Mine development costs	(723)	(2,083)
Net cash used in investing activities	(5,602)	(9,174)
Cash flows from financing activities
Principal payments on term loan	(18,000)	(24,000)
Principal payments on finance lease obligations	(1,026)	(1,016)
Dividends paid	(4,956)	(13,729)
Repurchase of common shares	(159)	(2,926)
Repurchase of common shares to satisfy tax withholdings	(531)	(370)
Borrowings from Paycheck Protection Program Loan	3,305	—
Net cash used in financing activities	(21,367)	(42,041)
Increase (decrease) in Cash and Cash Equivalents and Restricted Cash	7,949	(3,617)
Cash and Cash Equivalents and Restricted Cash, beginning of period	17,080	23,772
Cash and Cash Equivalents and Restricted Cash, end of period	$25,029	$20,155
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$446	$—
Acquisition of property, plant and equipment through finance lease	$158	$—
Dividends payable	$47	$204

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, Segment EBITDA, RC Segment Adjusted EBITDA and PGI Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net, income tax expense; then reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments and impairment of long-lived assets. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance and the PGI segment performance relative to the performance of their respective competitors as well as performance period over period. Additionally, the Company believes these measures are less susceptible to variances that affect their respective operating performance results.
The Company defined RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
The Company defined PGI Segment Adjusted EBITDA as PGI Segment EBITDA increased by the non-cash impact of impairment.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss) (1) (2)	$4,975	$3,923	$(20,732)	$26,439
Depreciation, amortization, depletion and accretion	1,777	2,043	5,807	4,902
Interest expense, net	862	1,663	2,974	5,619
Income tax expense	854	6,595	1,315	14,928
Consolidated EBITDA (loss)	8,468	14,224	(10,636)	51,888
Impairment	—	—	26,103	—
Equity earnings	(9,518)	(14,426)	(25,959)	(57,051)
Cash distributions from equity method investees	9,712	18,718	42,228	56,806
Consolidated Adjusted EBITDA	$8,662	$18,516	$31,736	$51,643
(1) Net income (loss) for the three and nine months ended September 30, 2020 included zero and $0.4 million, respectively, related to sequestration of certain of our employees at our manufacturing plant in Louisiana. These costs included hazardous pay, lodging expense and other related costs for 60 days.
(2) Net income for the three and nine months ended September 30, 2019 included adjustments of zero and $5.0 million, respectively, which increased cost of revenue due to a step-up in basis of inventory acquired related to the acquisition of Carbon Solutions.

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
RC Segment operating income	$12,817	$18,158	$34,454	$68,137
Depreciation, amortization, depletion and accretion	26	25	84	55
Interest expense	94	234	254	882
RC Segment EBITDA	12,937	18,417	34,792	69,074
Equity earnings	(9,518)	(14,426)	(25,959)	(57,051)
Cash distributions from equity method investees	9,712	18,718	42,228	56,806
RC Segment Adjusted EBITDA	$13,131	$22,709	$51,061	$68,829

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
PGI Segment operating loss (1) (2)	$(1,270)	$(977)	$(33,584)	$(8,301)
Depreciation, amortization, depletion and accretion	1,427	1,853	4,851	4,498
Interest expense, net	78	75	265	263
PGI Segment EBITDA (loss)	235	951	(28,468)	(3,540)
Impairment	—	—	23,232	—
PGI Segment Adjusted EBITDA (loss)	$235	$951	$(5,236)	$(3,540)
(1) Included in segment operating loss for the three and nine months ended September 30, 2020 was zero and $0.4 million, respectively, related to sequestration of certain of our employees at our manufacturing plant in Louisiana.
(2) Included in segment operating loss for the three and nine months ended September 30, 2019 was approximately zero and $4.7 million, respectively, of costs recognized as a result of the step-up in inventory fair value recorded from the acquisition of Carbon Solutions.